As filed with the Securities and Exchange Commission on October 23, 2006

Registration No. 333-119428

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALLIANCE PHARMACEUTICAL, CORP.
(Name of small business issuer as specified in its charter)

New York	2835	14-1644018
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4660 La Jolla Village Dr., Suite 740
San Diego, CA 92122
(858) 410-5200
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Duane J. Roth
Chairman and Chief Executive Officer
Alliance Pharmaceutical Corp.
4660 La Jolla Village Dr., Suite 740
San Diego, CA 92122
(858) 410-5200
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Kenneth D. Polin, Esq.
Foley & Lardner LLP
402 W. Broadway, Suite 2100
San Diego, CA 92101
(619) 234-6655

        Approximate date of commencement of proposed sale to the public: No longer applicable because the shares are being removed from registration.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________________________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

        This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

2

DEREGISTRATION OF SECURITIES

        We filed a registration statement on Form SB-2 (File No. 333-119428) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on September 30, 2004, registering sixty four million one hundred seventy eight thousand five hundred ninety nine (64,178,599) shares of our common stock, par value $0.01 per share, to be sold by the selling stockholders named therein. The SEC declared our Registration Statement effective on November 23, 2004. On October 14, 2005, we filed a post-effective amendment No. 1 (File No. 333-119428) (the “Post-Effective Amendment No. 1”) to our Registration Statement with the SEC. The SEC declared our Post-Effective Amendment No. 1 effective October 21, 2005.

        In accordance with the undertaking contained in Part II, Item 28 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-B, we are filing this post-effective amendment (“Post-Effective Amendment No. 2”) to remove from registration all of the shares of common stock which remain unsold under the Registration Statement as of the date hereof. We are deregistering these shares because our obligation to maintain the effectiveness of the Registration Statement with respect to such shares has expired.

        Accordingly, we are filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister up to sixty four million one hundred seventy eight thousand five hundred ninety nine (64,178,599) shares of our common stock covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San Diego, State of California, on this 23rd day of October, 2006.

Alliance Pharmaceutical Corp.
By: /s/ Duane J. Roth
Name: Duane J. Roth
Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated on October 23, 2006:

Signature	Title(s)
/s/ Duane J. Roth
Duane J. Roth	Chairman, Chief Executive Officer (Principal Executive Officer)
/s/ Edward C. Hall *	Chief Financial Officer
Edward C. Hall	(Principal Financial and Accounting Officer)
/s/ Theodore D. Roth *
Theodore D. Roth	Director
/s/ Pedro Cuatrecasas, M.D. *
Pedro Cuatrecasas, M.D	Director
/s/ Carroll O. Johnson *
Carroll O. Johnson	Director
/s/ Stephen M. McGrath *
Stephen M. McGrath	Director
/s/ Jean Riess, Ph.D. *
Jean Riess, Ph.D	Director

*By:	/s/ Duane J. Roth Duane J. Roth Attorney-in-Fact